EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on April 23, 2014
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2014 Earnings

Branchville, NJ – April 23, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2014. Net income per diluted share was $0.31, compared to $0.38 in 2013, and operating income1 per diluted share was $0.23, compared to $0.36 in 2013.

“We are pleased with our core operating performance for the first quarter,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Overall net premiums written grew 6%, with standard commercial lines up 7%. Growth continued to be driven by overall renewal pure price, which was up 6.4%. In addition, standard lines retention was a solid 83%. We continue to achieve rate in line with our guidance for the year of 6-7%.

“There were several factors that impacted results and the overall statutory combined ratio, which was 100.8%,” continued Murphy. “The winter brought extreme weather to our entire 22-state footprint and resulted in $34 million, or 7.5 points, in catastrophe losses. Our statutory combined ratio, excluding catastrophes, was 93.3%. We remain confident that we will achieve our 2014 statutory combined ratio goal, excluding catastrophes, of 92%.

“In addition, we had unusually high non-catastrophe property losses that added 6 points to our overall statutory combined ratio when compared to the quarterly average over the past three years. Many of these losses were weather-related roof collapses, frozen pipes and fires. Favorable prior year casualty development in the quarter was $14 million, or 3.1 points on the statutory combined ratio. Our results also included proceeds of $8 million, or 1.7 points, for the sale of the renewal rights of our self-insured group book of pooled public entity business. This very small and specialized part of our business had significant production outside of our standard lines footprint, and proved difficult to grow. We retain a substantial individual risk public entity book of business and continue to look for opportunities to grow it,” said Murphy.

“Our standard commercial lines renewal pure price increased 6.4%, about 340 basis points above our loss trend,” continued Murphy. “The statutory combined ratio, excluding catastrophe losses, was 92.9% and net premiums written grew 7% over first quarter 2013.

“Standard personal lines renewal pure price increased 6.8% in the quarter, which was slightly ahead of expectations. Net premiums written declined 2% due to our strategic non-renewal of dwelling fire business and the reduction of monoline homeowners,” said Murphy. “The statutory combined ratio, excluding catastrophe losses, was 93.4%.

“First quarter investment income increased 7% to $26 million, due to higher income from alternatives and fixed income investments. Invested assets increased 5% over March 31, 2013, driven by strong operating cash flows, which were 19% of net premiums written over the fiscal year ending March 31, 2014,” concluded Murphy.

Selective’s first quarter 2014 highlights compared to first quarter 2013:

-	Net income was $18.0 million, or $0.31 per diluted share, compared to $21.3 million, or $0.38 per diluted share;
-	Operating income1 was $13.3 million, or $0.23 per diluted share, compared to $20.1 million, or $0.36 per diluted share;
-	Combined ratio: GAAP: 101.1% compared to 97.1%; Statutory: 100.8% compared to 96.8%;
-	Total net premiums written (NPW) were $476.8 million compared to $450.1 million:
o	Standard commercial lines NPW were $379.4 million compared to $353.2 million;
o	Standard personal lines NPW were $67.3 million compared to $68.6 million;
o	Excess and surplus lines NPW were $30.1 million compared to $28.4 million;
-	Catastrophe losses, pre-tax, were $34.4 million, or 7.5 points on the statutory combined ratio, compared to $1.6 million or 0.4 points;
-	Non-catastrophe property losses, pre-tax, were $91.5 million, or 20.0 points, compared to $63.6 million or 15.1 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $14 million, or 3.1 points, compared to $1.5 million, or 0.4 points;
-	Income of $8 million, pre-tax, generated from the sale of the renewal rights of our self-insured group book of pooled entity business, which reduced the statutory combined ratio by 1.7 points;
-	Net investment income, after tax, was $26.5 million compared to $24.8 million; and
-	Total revenue was $509.1 million compared to $459.9 million.

Balance Sheet and Guidance
At March 31, 2014, Selective’s assets were $6.4 billion and the investment portfolio was $4.6 billion. Statutory surplus was $1.3 billion, up 1% compared to December 31, 2013. Stockholders’ equity was $1.2 billion. Book value per share was $21.09, up slightly from $20.63 at year end 2013. This increase reflects $0.32 in net income coupled with $0.29 in unrealized investment gains on our investment portfolio, partially offset by $0.13 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable June 2, 2014 to stockholders of record as of May 15, 2014.

In 2014, Selective expects to generate a full-year statutory combined ratio of 92%, excluding catastrophes losses and no expectation of any additional prior year casualty reserve development. Selective estimates four points of catastrophe losses. After-tax investment income will be approximately $100 million and weighted average shares at year end are anticipated to be approximately 57 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 24, 2014 at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 27, 2014.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;

•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2014	2013
Net premiums written	$476,750	450,124
Net premiums earned	456,495	420,940
Net investment income earned	35,534	32,870
Net realized gains	7,218	3,355
Total revenues	509,071	459,949

Operating income	13,283	20,124
Capital gains, net of tax	4,691	2,181
Loss on discontinued operations	-	(997)
Net income	$17,974	21,308

Statutory combined ratio	100.8%	96.8%
Statutory combined ratio, excluding catastrophe losses	93.3%	96.4%
GAAP combined ratio	101.1%	97.1%

Operating income per diluted share	$0.23	0.36
Net income per diluted share	0.31	0.38
Weighted average diluted shares	57,172	56,455
Book value per share	$21.09	20.46

*All amounts included in this release exclude intercompany transactions.